Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Quarterly Revenue of $8.8 Million
Record Annual Revenue of $32.1 Million

Hackensack, NJ – July 27, 2020 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in an end-to-end range of research and development technology solutions and services to improve the development and use of oncology drugs, today announced its financial results for the year and fourth fiscal quarter ended April 30, 2020.

Fourth Quarter and Fiscal Year 2020 Financial and Recent Business Highlights:

•	Record annual revenue of $32.1 million, an increase of 18.7% year-over-year

•	Record annual bookings

•	Expanded lab space and capacity

•	Forecast revenue growth of 15% - 20% in FY 2021

Ronnie Morris, CEO of Champions, commented, “We’ve successfully completed another year executing our strategy to enhance our existing services and expand product lines to fuel top line revenue growth. We’ve recently added an additional 10,000 square ft of lab space, significantly increasing our capacity and enabling us to meet expected demand as we plan for future growth. We’ve successfully navigated the business during this unprecedented time and are well positioned to extend our growth over the course of the new fiscal year.”

David Miller, CFO of Champions added, “Our record annual revenue and solid bookings highlights the continued strength in our business and efforts to expand our product lines. While our recent expenses were higher than expected, we’re projecting another year of 15% - 20% revenue growth as demand for existing and new services continues to grow.”

Fourth Fiscal Quarter Financial Results

For the fourth quarter of fiscal 2020, revenue increased 13.4% to $8.8 million compared to $7.7 million for the fourth quarter of fiscal 2019. The overall increase in revenue is due to increased sales, both in number and size of studies, the growth of our platform, and an expansion of our product lines. Total costs and operating expenses for the fourth quarter of fiscal 2020 were $10.7 million compared to $7.8 million for the fourth quarter of fiscal 2019, an increase of $2.8 million or 36.1%.

For the fourth quarter of fiscal 2020, Champions reported a loss from operations of $1.9 million, which includes $163,000 in stock-based compensation, $246,000 in depreciation, and goodwill impairment of $335,000 compared to a loss from operations of $117,000, inclusive of $143,000 in stock-based compensation and $174,000 depreciation expense, in the fourth quarter of fiscal 2019. Excluding stock-based compensation, depreciation, and goodwill impairment, Champions

Exhibit 99.1

reported a loss from operations for the quarter of $1.2 million, a decrease of $1.4 million compared to income from operations of $200,000 in the prior year period.

Cost of oncology solutions was $4.9 million for the three months ended April 30, 2020, an increase of $620,000, or 14.0% compared to $4.3 million for the three months ended April 30, 2019. The increase in cost of sales was primarily due to an increase in work outsourced to our strategic partners and immediate recognition of invoiced costs. For the three months ended April 30, 2020, gross margin was 43.7% compared to 44.3% for the three months ended April 30, 2019.

Research and development expense was $1.8 million for the three months ended April 30, 2020 an increase of $571,000, or 45.8% compared to $1.2 million in the prior year. The increase was due to costs associated with expanding existing services, new product development, and investing in our TumorBank. Sales and marketing expense for the three months ended April 30, 2020 was $1.1 million, an increase of $170,000, or 18.5% compared to $918,000 for the three months ended April 30, 2019. The increase was mainly due to an expansion of our sales force and related increase in compensation. General and administrative expense was $2.5 million for the three months ended April 30, 2020 compared to $1.4 million for the three months ended April 30, 2019, an increase of $1.1 million or 82.6%. The increase was mainly due to a bonus payment to the CEO. Goodwill impairment was $335,000 for the three months ended April 30, 2020, resulting from an annual goodwill assessment and the ensuing Company decision to write-off the goodwill allocated to the declining POS business unit.

Net cash provided by operations was $2.0 million for the three months ended April 30, 2020. The increase in cash from operations is primarily the result of our sales growth. Additionally approximately 700,000 warrants were exercised, generating $4.0 million from financing activities. The company ended the quarter, and year, in a strong cash position with 8.3 million and no debt.

Year-to-Date Financial Results

For the twelve months of fiscal 2020, revenue increased 18.7% to $32.1 million, as compared to $27.1 million for the twelve months of fiscal 2019. The overall increase in revenue is due to increased sales, both in number and size of studies, a rising demand for our services, an expansion of our customer base, the growth of our platform, and expansion of our product line. For the twelve months of fiscal 2020, total operating expenses increased 26.6% to $33.9 million, as compared to $26.8 million for the twelve months of fiscal 2019.

For the twelve months ended April 30, 2020, Champions reported a net loss from operations of $1.8 million, which includes $600,000 in stock-based compensation, $825,000 in depreciation, and goodwill impairment of $335,000, compared to income from operations of $270,000, inclusive of $649,000 in stock-based compensation and $606,000 depreciation, for the twelve months ended April 30, 2019. Excluding stock-based compensation, depreciation, and goodwill impairment, Champions reported an operating loss of $43,000 for the twelve months ended April 30, 2020.

Cost of oncology solutions was $16.9 million for the twelve months ended April 30, 2020 compared to $14.3 million for the twelve months ended April 30, 2019, an increase of $2.6 million or 18.2%. The increase in cost of oncology services was mainly due to an increase in compensation, supply, and outsourced, strategic partner lab service expenses. Gross margin was 47.4% for the twelve months ended April 30, 2020 compared to 47.3% for the twelve months ended April 30, 2019.

Research and development expense was $5.9 million for the twelve months ended April 30, 2020 an increase of $1.1 million, or 22.0% compared to $4.8 million for the twelve months ended April 30,

Exhibit 99.1

2019. The increase was due to increased compensation and mice and lab supply expenses as we replenished the models in our Bank and continued to develop new service capabilities and endpoint analysis testing. Sales and marketing expense for the twelve months ended April 30, 2020 was $4.2 million, an increase of $1.2 million, or 38.8% compared to $3.1 million for the twelve months ended April 30, 2019. The increase was mainly due to compensation expense driven by the continued expansion of our sales force and commissions earned. General and administrative expense was $6.6 million for the twelve months ended April 30, 2020, an increase of $1.9 million or 41.4% compared to $4.7 million for the twelve months ended April 30, 2019. The increase was mainly due to an increase in salary expenses. Goodwill impairment was $335,000 for the twelve months ended April 30, 2020, resulting from an annual goodwill assessment and subsequent determination to write-off compared to nil for the same period in the prior year.

Net cash provided by operations was $2.9 million for the twelve months ended April 30, 2020 compared to the net cash provided by operations of $1.9 million for the twelve months ended April 30, 2019, an increase of $1.0 million. The increase in cash from operations is the result of our sales growth.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its fourth quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available on, or before, Wednesday July 29, 2020 in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP to non-GAAP Net Income (Loss) (Unaudited) for an explanation of the amounts excluded to arrive at non-GAAP net income (loss) and related non-GAAP net income (loss) per share amounts for the three and twelve months ended April 30, 2020 and 2019. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and non-GAAP income (loss) per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive income (loss) per share amounts as non-GAAP net income (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net income (loss) and non-GAAP diluted income (loss) per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting

Exhibit 99.1

engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2020 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2020	2019	2020	2019
Net income (loss) - GAAP	$(2,047)	$(254)	$(1,975)	$128
Less:
Stock-based compensation	$163	$143	$600	$649
Net income (loss) - non-GAAP	$(1,884)	$(111)	$(1,375)	$777

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2020	2019	2020	2019
EPS – GAAP, basic and diluted	$(0.17)	$(0.02)	$(0.17)	$0.01
Less:
Effect of stock-based compensation on EPS	$0.01	$0.01	$0.05	$0.06
EPS - non-GAAP, basic and diluted	$(0.16)	$(0.01)	$(0.12)	$0.07

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2020	2019	2020	2019
Oncology services revenue	$8,750	$7,719	$32,123	$27,067

Costs and operating expenses:
Cost of oncology services	4,923	4,303	16,882	14,265
Research and development	1,819	1,248	5,853	4,798
Sales and marketing	1,088	918	4,242	3,056
General and administrative	2,496	1,367	6,614	4,678
Goodwill Impairment	335	—	335	—
Income (loss) from operations	$(1,910)	$(117)	$(1,803)	$270
Other expense	(44)	(34)	(42)	(39)
Net income (loss) before provision for income taxes	$(1,954)	$(151)	$(1,845)	$231
Provision for income taxes	93	103	130	103
Net income (loss)	$(2,047)	$(254)	$(1,975)	$128

Net income (loss) per common share outstanding
basic	$(0.17)	$(0.02)	$(0.17)	$0.01
and diluted	$(0.17)	$(0.02)	$(0.17)	$0.01

Weighted average common shares outstanding
basic	12,391,496	11,615,019	11,843,463	11,340,184
and diluted	12,391,496	11,615,019	11,843,463	14,096,117

Condensed Consolidated Balance Sheets as of

	April 30, 2020	April 30, 2019
Cash	$8,342	$3,237
Accounts receivable	4,770	4,377
Prepaid expenses and other current assets	385	308
Total current assets	13,497	7,922

Property and equipment, net	3,993	2,546
Operating lease right-of-use assets, net	2,798	—
Other long term assets	128	128
Goodwill	335	669
Total assets	$20,751	$11,265
Accounts payable	3,140	2,807
Accrued liabilities	2,502	1,180
Current portion of operating lease liabilities	503	—
Current portion of finance lease	125	16
Deferred revenue	5,815	4,022
Total current liabilities	12,085	8,025

Non-current portion operating lease liabilities	3,170	—
Deferred Rent	—	851
Other non-current liabilities	178	151
Stockholders’ equity	5,318	2,238
Total liabilities and stockholders’ equity	$20,751	$11,265

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(1,975)	$128
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation expense	600	636
Issuance of common stock for services	—	6
Depreciation and amortization expense	825	606
Operating lease right of use assets	403	—
Gain on disposal of equipment	(52)	—
Allowance for doubtful accounts	277	71
Goodwill impairment	335	—
Deferred rent	—	397
Changes in operating assets and liabilities	2,492	18
Net cash provided by operating activities	2,905	1,862

Cash flows from investing activities:
Purchases of property and equipment	(2,220)	(834)
Net cash used in investing activities	(2,220)	(834)

Cash flows from financing activities:
Finance lease payments	(35)	(262)
Proceeds from exercise of options and warrants	4,455	1,465
Net cash provided by financing activities	4,420	1,203

Increase in cash
Cash, beginning of period	3,237	1,006
Cash, end of period	$8,342	$3,237

Non-cash investing activities:
Purchased equipment under finance lease	212	235
Right-of-use assets obtained in exchange for operating lease liabilities	3,201	—
Credit received on purchase of equipment	160	—